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                        COMMUNITY FINANCIAL GROUP, INC.
                        -------------------------------

                         401 Church Street - 2nd Floor
                                P.O. Box 198986
                            Nashville, TN 37219-8986
                                 (615) 271-2025


FOR:      IMMEDIATE RELEASE
CONTACT:  Joan B. Marshall (615) 271-2025



                   COMMUNITY FINANCIAL GROUP, INC. ANNOUNCES
                              EXERCISE OF WARRANTS


     (NASHVILLE, Tenn.)--January 4, 1999--Community Financial Group, Inc. (the "Company"), (NASDAQ: CFGI), holding company of The Bank of Nashville, today announced that 1,752,992 warrants, representing the right to acquire common shares of the Company at an exercise price of $12.50, were exercised in the fourth quarter of 1998. This brings the total number of warrants exercised to 2,002,337, of the originally issued number of 4,744,927.

     Total proceeds generated from the exercise of the warrants were approximately $25,029,212.50, and 2,002,337 common shares of the Company were issued. At December 31, 1998, the Company had 4,216,531 common shares outstanding, compared to 2,460,895 shares outstanding at September 30, 1998. All warrants not exercised by the close of business on December 31, 1998 have expired.

     Warrants exercised in the fourth quarter, included in the above number, proceeds generated therefrom, and common shares outstanding at December 31, 1998 are subject to final verification by the Company's transfer agent.

     The Company is evaluating various alternative uses for capital generated as a result of the exercise of the warrants.


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